Exhibit 99.1

Contacts:      Linda Barger / Katie Assar
                    LEWIS PR for VitalStream
                    619 516 2559
                    vs@lewispr.com

VitalStream Appoints Former Paramount Executive
Jack Waterman as CEO

Media and entertainment industry veteran brings more than 20 years of experience to leading streaming CDN provider

IRVINE, CA - May 31, 2005 - VitalStream, Inc. (OTC Bulletin Board: VSTH), a streaming media solutions and global content delivery provider, today announced that its board of directors named Jack Waterman as the company's chief executive officer.

As CEO, Waterman will be responsible for the overall strategic direction and management of VitalStream, with a focus on furthering VitalStream's growth in the media, entertainment and advertising space, expanding the company into international markets, executing strategic transactions and increasing the company's visibility on Wall Street. Waterman will assume his new position on June 1, 2005 and also become a director of the company.

"VitalStream is a leading source for streaming media and content delivery solutions, with an ever-expanding customer base and important strategic partnerships," said Jack Waterman, "After overseeing Paramount's entry into such emerging markets as International Pay Television, PPV, VOD as well as launching and managing Paramount's entry into international channels, which today reaches more than 60 million subscribers worldwide, I foresee that VitalStream represents the next great growth opportunity in content and media distribution. The VitalStream executive team shares my vision that Internet and IP-based video will continue to grow rapidly as a mainstream medium. I look forward to taking on the role of CEO at a company that is well positioned to take advantage of the opportunities in this most recent emerging market."

Prior to joining VitalStream, Waterman held senior executive positions during his 22-year career at Paramount Pictures Corporation. Most recently, he served for more than a decade at Paramount as president of Worldwide Pay TV, where his additional responsibilities included international channels, pay per view(PPV), video on demand (VOD), airline and hotel sales. Additionally, Waterman was the head of worldwide business affairs for the Home Entertainment Division. In these roles, he grew revenues from $250 million to more than $4 billion annually.

Waterman oversaw a multitude of business relationships with leading entertainment companies including HBO, Starz, MTV, Nickelodeon, Kodak, Technicolor and Deluxe. Waterman was also Paramount's board member on Movielink, a studio partnership created to deliver video product on the Internet. Waterman held several roles at the executive vice president (EVP), senior vice president (SVP) and vice president (VP) levels within the Video Division, Motion Picture Marketing and the TV Group, which included all of Paramount Television's distribution operations.

During his tenure, Waterman successfully oversaw the division's worldwide administration and operations, launched an in-house creative advertising, media planning and buying agency and was divisional CFO which included strategic planning and acquisitions.

"VitalStream's board selected Jack Waterman based on his deep and successful track record with leading digital entertainment companies, his strong relationships in the media space and his extensive involvement in creating and disseminating key strategic communications to the public on behalf of an established public company," said Philip N. Kaplan, VitalStream president and COO. "After an expansive search for a CEO, Jack was our top choice. We are thrilled to have him join our team. Jack's experience and expertise significantly strengthens our ability to execute our corporate strategy to accelerate domestic and international growth."

About VitalStream, Inc.

VitalStream, Inc., a wholly owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast digital media and communications to worldwide audiences via the Internet. The company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated Web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning content delivery network certified for quality delivery in the United States, Europe and Asia. For more information, visit www.vitalstream.com.

Forward Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ materially from those indicated by these statements as a result of various important factors including, but not limited to, the possibility that VitalStream's revenues may not grow as anticipated, and other factors that are discussed in "Risk Factors" and elsewhere in the Annual Report on Form 10-K of VitalStream Holdings, Inc. and other documents periodically filed by VitalStream Holdings, Inc. with the SEC. Such forward-looking statements speak only as of the date of this release. The company is under no obligation and expressly disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

VitalStream is a registered trademark of VitalStream, Inc. All other trademarks are property of their respective holders.

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